Citizens Bank
                                                  Citizens Bank of Massachusetts
                                        Exchange Place, 53 State Street Building
                                                                Boston, MA 02109


                                        January 23, 2002

Turbotec Products, Inc.
651 Day Hill Road
Windsor, CT 06095
Attn:    Robert I. Lieberman, President

Gentlemen:

      Reference is made to our Amended and Restated Loan and Security Agreement (Accounts Receivable and Inventory) dated October 31, 1994, together with all amendments and additions thereto (hereinafter called the "Agreement"). Notwithstanding the provisions of the Agreement, it is agreed, effective as of November 1, 2000, that the Agreement shall be amended as follows:

      1. Section 5.A of the Agreement is hereby stricken in its entirety and the following new Section 5.A substituted therefor:

            "A. Subject to the terms and provisions of this Agreement, the Bank hereby establishes a discretionary revolving line of credit in Borrower's favor in the amount set forth below, as determined by Bank from time to time hereafter. Bank may make such loans to Borrower, based upon such facts and circumstances existing at the time of the request, as from time to time Bank elects to make which are secured by Borrower's Inventory, Accounts and all other Collateral and the proceeds thereof. Without limiting the discretionary nature of Bank's obligation to make loans hereunder, or the demand feature of any loans that Bank does make hereunder, Borrower agrees that the aggregate unpaid principal of all loans outstanding at any one time shall not exceed the Borrowing Base. The term "Borrowing Base" as used herein shall mean the sum of the following:

            (a) up to eighty (80%) percent of the unpaid face amount of Qualified Accounts (as defined below) or such other percentage thereof as may from time to time be fixed by the Bank upon notice to Borrower, PLUS

            (b) the lesser of (i) $1,200,000.00, or (ii) up to (A) fifty (50%) percent of the cost or market value, whichever is lower, of all Eligible Inventory (as defined below) consisting of raw materials and twisted tubes, plus (B) the lesser of (1) $350,000.00, or (2) fifty (50%) percent of the cost or market value, whichever is lower, of all Eligible Inventory consisting of finished goods, MINUS

            (c) one hundred (100%) percent of the aggregate amount then undrawn on all letters of credit and acceptances issued by the Bank for the account of the Borrower;

      but in no event shall the sum of all direct loans plus the sum of the aggregate amount undrawn on all letters of credit and acceptances be in excess of $2,400,000.00 (the "Credit Limit") or such other sum as may from time to time be fixed by the Bank upon notice to Borrower. All such loans shall bear interest and at the option of Bank shall be evidenced by demand notes in form satisfactory to Bank, but in the absence of notes shall be conclusively evidenced by the Bank's record of disbursements and repayments and shall be payable ON DEMAND.

            (d) All loans made by Bank pursuant to this Section 5 shall bear interest and, at the option of Bank, shall be evidenced by and repayable in accordance with a revolving demand note drawn to the order of Bank substantially the form of Exhibit 1 hereto (the "Note"), as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor, but in the absence of the Note shall be conclusively evidenced by Bank's records of loans and repayments and shall be payable on demand.

            Interest, net of those loans (if any) which bear interest calculated by reference to the LIBOR Rate (as defined below), will be charged to Borrower at a fluctuating rate which is the daily equivalent to a rate equal to the Prime Rate, or at such other rate agreed on from time to time by the parties, upon any balance owing to Bank at the close of each day and shall be payable on the first day of each month in arrears until the Bank makes demand. The rate of interest payable by Borrower shall be changed effective as of that date in which a change in the Prime Rate becomes effective. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. The term "Prime Rate" as used herein and in any supplement and amendment hereto shall mean the per annum rate of interest announced from time to time by Bank at its offices in Boston, Massachusetts, as its Prime Rate (or if Bank ceases to announce a rate so designated, any similar successor rate designated by Bank), it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by Bank. Interest shall be payable in lawful money of the United States of America to Bank, or as Bank shall direct, without set-off, deduction or counterclaim monthly, in arrears, on the first day of each month, commencing on the first day of the month next succeeding the date hereof.

      Interest, net of those loans (if any) which bear interest calculated by reference to the Prime Rate, will be charged to Borrower at a rate which is the equivalent to the LIBOR Lending Rate (as defined below) plus the Applicable Margin (as defined below).

      (e) As used in this Agreement, the following terms shall have the following meanings:

            "Applicable Margin" shall mean three (3.0%) percent per annum (i.e., 300 basis points).

            "Borrowing Date" shall mean any day upon which a LIBOR Rate Loan is made.

            "Business Day" shall mean:

                  (i) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;

                  (ii) when such term is used to describe a day on which a
            borrowing, payment, prepayment, or repayment is to be made in respect of any LIBOR Rate Loan, any day which is: (A) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (B) a London Banking Day; and

                  (iii) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

            "Dollars" or "$" shall mean currency of the United States of America.

            "Eurodollars" shall mean Dollars acquired by Bank through the purchase or other acquisition of deposits denominated in Dollars and made with any bank or branch of a bank (including any branch of the Bank) located outside the United States of America.

            "Hedging Contracts" shall mean interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between Borrower and Bank designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

            "Hedging Obligations" means, with respect to Borrower, all liabilities of Borrower to Bank under Hedging Contracts.

            "Interbank Market" shall mean, with respect to any LIBOR Rate Loan, any recognized interbank Eurodollar market chosen in good faith by Bank.

            "Interest Payment Date" shall mean, relative to any LIBOR Rate Loan, having an Interest Period of three months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

            "Interest Period" shall mean, relative to any LIBOR Rate Loans:

                  (i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to this Agreement and ending on (but excluding) the day which numerically corresponds to such date one, two, or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to this Agreement; and

                  (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Bank not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

            provided, however, that

                  (i) the Borrower shall not be permitted to select Interest
            Periods to be in effect at any one time which have expiration dates occurring on more than five (5) different dates;

                  (ii) Interest Periods commencing on the same date for LIBOR
            Rate Loans comprising part of the same advance under this Agreement shall be of the same duration;

                  (iii) Interest Periods for LIBOR Rate Loans in connection with which Borrower has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

                  (iv) if such Interest Period would otherwise end on a day
            which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

                  (v) no Interest Period may end later than the termination date of this Agreement.

            "LIBOR Lending Rate" shall mean, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

                    LIBOR Lending Rate   =             LIBOR Rate
                                             -----------------------------------
                                             (1.00  -  LIBOR Reserve Percentage)

            "LIBOR Rate" shall mean, relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers' Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two London Banking Days (as defined below) prior to the beginning of such Interest Period.

            "LIBOR Rate Loan" shall mean, any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

            "LIBOR Reserve Percentage" shall mean, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the "Board") or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of "Eurocurrency Liabilities", as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

            "London Banking Day" shall mean a day on which dealings in US dollar deposits are transacted in the London Interbank Market.

            "Maturity Date" shall mean the date on which an Interest Period expires.

            "Prime Rate Loan(s)" shall mean, when used in the singular, any loans on which the interest rate is calculated by reference to the Prime Rate and, when used in the plural, shall mean all such loans.

            (e) Bank shall not be required to make a LIBOR Rate Loan, or convert a Prime Rate Loan into a LIBOR Rate Loan, unless Bank shall have received from the Borrower a request for such LIBOR Rate Loan, in the form of
      Exhibit 2 annexed hereto (herein a "Notice of Borrowing"). By delivering a borrowing request (i.e., Notice of Borrowing) to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than two nor more than five Business Days' notice, that a LIBOR Rate Loan be made in a minimum amount of Five Hundred Thousand ($500,000.00) Dollars and integral multiples of One Hundred Thousand ($100,000.00) Dollars. On the terms and subject to the conditions of this Agreement, each LIBOR Rate Loan shall be made available to the Borrower no later than 11:00 a.m. New York time on the first day of the applicable Interest Period by deposit to the account of the Borrower as shall have been specified in its borrowing request.

            (f) After receipt from the Borrower of any Notice of Borrowing which requests a LIBOR Rate Loan, Bank shall determine if it is able to make such LIBOR Rate Loan (or if it is unable to do so for reasons described in this section only) and will notify the Borrower upon confirmation of its ability to do so. If Bank determines in good faith that, by reason of circumstances affecting the Interbank Market, adequate and reasonable methods do not exist for ascertaining the LIBOR Rate which would otherwise be applicable to such LIBOR Rate Loan, then Bank shall so notify the Borrower on or before 4:00 p.m. on the Business Day prior to the Borrowing Date specified in the Notice of Borrowing, and in such event, Bank shall not be obligated to make such LIBOR Rate Loan and the Notice of Borrowing shall be deemed to have been withdrawn by the Borrower with Bank's consent and substituted with a request for a Prime Rate Loan in an amount equal to the requested LIBOR Rate Loan.

            (g) By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days' notice, that all, or any portion in an aggregate minimum amount of Five Hundred Thousand ($500,000.00) Dollars and integral multiples of One Hundred Thousand ($100,000.00) of any LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically convert to a loan that accrues interest by reference to the Prime Rate.

            (h) Except as otherwise provided herein, any Notice of Borrowing which requests a LIBOR Rate Loan shall be irrevocable and binding upon the Borrower. In the event the Borrower fails to borrow the LIBOR Rate Loan requested on the Borrowing Date specified in such Notice of Borrowing, the Borrower shall indemnify Bank against any and all losses and expenses incurred by Bank by reason of such failure including, without limiting the generality of the foregoing, all losses and expenses incurred by reason of the liquidation, disposition or reemployment of deposits or other funds acquired by Bank to fund such LIBOR Rate Loan.

            (i) Interest on the outstanding principal amount of each LIBOR Rate Loan shall accrue during the Interest Period applicable thereto at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date.

            (j) LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan. Upon maturity, a LIBOR Rate Loan may be continued for an additional Interest Period or may be converted to a Prime Rate Loan, as set forth above.

            (k) LIBOR Rate Loans may be prepaid on the terms and conditions set forth herein. For LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of Five Hundred Thousand ($500,000.00) Dollars and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount ("LIBOR Rate Loan Prepayment Fee") determined by the Bank pursuant to the following formula:

            (i) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

            (ii) the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Rate Loan being prepaid.

      If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

            (iii) the amount of the LIBOR Rate Loan being prepaid.

            The resulting amount shall be divided by:

            (iv)  360

            and multiplied by:

            (v) the number of days remaining in the Interest Period as to which the prepayment is being made.

      Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid.

      The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

            (l) If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

            (m) If, due to payments made by the Borrower pursuant to this Agreement or due to the acceleration of the Obligations or due to any other reason, Bank receives payments of principal of any LIBOR Rate Loan prior to the Maturity Date for such LIBOR Rate Loan, the Borrower shall, upon demand by Bank, pay to Bank any amounts required to compensate Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund or maintain such LIBOR Rate Loans.

            (n) If the Bank shall have determined that

            (i) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London Interbank Market;

            (ii) by reason of circumstances affecting the Bank in the London Interbank Market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration, or

            (iii) the LIBOR Rate no longer adequately reflects the Bank=s cost of funding loans.

      Then, upon notice from the Bank to the Borrower, the obligations of the Bank to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

            (o) In addition to the LIBOR Rate Loan Prepayment Fee, the Borrower agrees to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of:

            (i) any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto;

            (ii) any loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof;

            (iii) any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, or

            (iv) any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto;

      The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Bank within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Borrower understands, agrees and acknowledges the following: (a) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan,
      (b) the LIBOR Rate may be used merely as a reference in determining such rate, and (c) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank. Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

            (p) If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

            (i) shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this Agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank's principal executive office is located); or

            (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London Interbank Market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;

      and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then, within fifteen (15) days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

            (q) All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

            (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

            (ii) promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

            (iii) pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

      Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

      If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

            (r) Notwithstanding anything to the contrary contained herein, Bank and Borrower agree that after the occurrence of an Event of Default which is continuing, Borrower shall not request and Bank will not make LIBOR Rate Loan."

      2. Section 12(d) of the Agreement is hereby stricken in its entirety and the following new Section 12(d) substituted therefor:

      "(d) On the second business day of each week, Borrower shall furnish to Bank a certificate describing all of Borrower's Inventory by value based on the lower of cost or market value, listing all Inventory by nature, quantity and location, together with such other information as Bank may require."

      3. The following new Section 14(k) is hereby added to the Agreement:

            "(k) (Minimum Debt Service Coverage Ratio) permit, on a consolidated basis with Thermodynetics, Inc., its cash flow for the twelve (12) month period ending on the last day of each fiscal year of Borrower to be less than (i) one hundred (100%) percent of its debt service for the twelve
      (12) month period ending March 31, 2002 and (ii) one hundred fifteen (115%) percent of its debt service for the twelve (12) month period ending March 31, 2003 and thereafter."

      4. The following new definitions are hereby added to Section 14 of the
Agreement:

      "'cash flow' shall mean the sum of earnings before interest and taxes, plus depreciation and amortization, minus cash taxes paid in the applicable period, minus permitted dividends, minus $200,000.00 in maintenance capital expenditures; "debt service" shall mean the sum of current maturities of all long term debt plus all interest expense."

      Kindly note that the alterations contained herein do not in any way alter, release or change any other sections contained in the Agreement.

      Please acknowledge your agreement to the foregoing by signing the enclosed copy of this letter and returning the same to the undersigned.

                                        Very truly yours,

                                        CITIZENS BANK OF MASSACHUSETTS
                                        (Successor to USTrust)


                                        By:       /s/ James H. Herzog, Jr.
                                           ------------------------------------
                                           James H. Herzog, Jr., Vice President


UNDERSTOOD AND AGREED TO:

TURBOTEC PRODUCTS, INC.


By:    /s/ Robert I. Lieberman
   ------------------------------
   Robert I. Lieberman, President

                         EXHIBIT 1 (of Exhibit 10 (iii)

                         CITIZENS BANK OF MASSACHUSETTS

                              REVOLVING DEMAND NOTE

$2,400,000.00                                              Boston, Massachusetts
                                                               January ___, 2002

      For value received, the undersigned, Turbotec Products, Inc., a Massachusetts corporation (the "Borrower"), hereby promises to pay ON DEMAND, and if demand is not sooner made, then as provided in the Loan Agreement (defined below), to the order of Citizens Bank of Massachusetts, a Massachusetts bank (the "Bank"), at its main office in Boston, Massachusetts, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Four Hundred Thousand ($2,400,000.00) Dollars or, if less, the aggregate unpaid principal amount of all loans made by the Bank to the Borrower under the Loan Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate(s) from time to time in effect under the Amended and Restated Loan and Security Agreement (Accounts Receivable and Inventory) dated October 31, 1994, as amended (the "Loan Agreement") by and between the Bank and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement.

      This Note may be prepaid only in accordance with the Loan Agreement.

      This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof. This Note is the "Note" referred to in the Loan Agreement.

      This Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

      The Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

      Presentment or other demand for payment, notice of dishonor and protest are expressly waived. All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note shall be deemed to be under seal.

                                        By:
                                           -------------------------------------

                         EXHIBIT 2 (of Exhibit 10 (iii)

                               NOTICE OF BORROWING

                                                        Date: ___________, 200__

To:   Citizens Bank of Massachusetts
      53 State Street
      Boston, Massachusetts 02109


      Re: Amended and Restated Loan and Security Agreement (Accounts Receivable and Inventory) dated October 31, 1994, as amended (the "Loan Agreement") between Citizens Bank of Massachusetts (the "Bank") and Turbotec Products, Inc. (the "Borrower")

      This Notice of Borrowing confirms the following request for [ ] a LIBOR Rate Loan - [ ] conversion of a Prime Rate Loan (check applicable box) under the Loan Agreement.

      Date of Request:


      Date of LIBOR Rate Loan:


      Amount of LIBOR Rate Loan at LIBOR Rate: *


      Interest Period:

            1, 2 or 3 months

      [ ] This is a request for a continuation/conversion of a LIBOR loan described as follows:

            Date of Original Loan:

            Amount of Original Loan:

            Maturity Date:

            Interest Period:

            Amount of Loan to be Continued or Converted:

The Borrower hereby certifies that all representations and warranties contained in the Loan Agreement are true and accurate in all material respects on the date of this Notice of Borrowing as though such representations and warranties had been made on this date (except to the extent that such representation or warranty expressly relates to an earlier date).

      Terms used herein which are defined in the Loan Agreement are used as so defined.


                                        By:
                                           -------------------------------------

                       o   Minimum of $500,000.00 with increments of $100,000.00

                         EXHIBIT 3 (of Exhibit 10 (iii)

                             COMPLIANCE CERTIFICATE

      Turbotec Products, Inc. ("Borrower") hereby certifies to Citizens Bank of Massachusetts ("Bank"), pursuant to the Amended and Restated Loan and Security Agreement (Accounts Receivable and Inventory) between Borrower and Bank dated October 31, 1994 as may be amended from time to time ("Loan Agreement"), that:

A.    General

      1. Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

      2. The Borrower has complied with all the terms, covenants and conditions to be performed or observed by the Borrower contained in the Loan Agreement and other documents required to be executed by the Borrower in connection with the Loan Agreement.

      3. Neither on the date hereof nor, if applicable, after giving effect to the loan made on the date hereof, does there exist an Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

      4. The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

B.    Financial Covenants

      As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below in accordance with
Section 15 of the Loan Agreement are true and correct:

      1.    Cash Flow Coverage Ratio - Section 14(k)

            The cash flow of the Borrower for the preceding twelve-month period was equal to ______ times the amount of the Borrower's fixed charges for such period, computed as follows:

            A.   EBITDA  ...........................................$___________

            B.   Cash taxes paid ...................................$___________

            C.   Permitted dividends ...............................$___________

            D.   $200,000 maintenance capital expenditures .........$___________

            E.   A - B - C - D = cash flow  ........................$___________

            F.   Interest  .........................................$___________

            G.   CMLTD  ............................................$___________

            H.   F + G = fixed charges .............................$___________

            I.   Ratio of E to H = ____ to _____

            Required:   Not less than 1.0 to 1 for the 12-month period ending
                          March 31, 2002
                        Not less than 1.15 to 1 for the 12-month period ending
                          March 31, 2003 and thereafter

      IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this Certificate in the name and on behalf of the Borrower on _________________, 200__.

                                                TURBOTEC PRODUCTS, INC.


                                                By:
                                                   -----------------------------